Exhibit 10.1

CAPELLA EDUCATION COMPANY

ANNUAL INCENTIVE BONUS PLAN

1. Purpose. The purpose of the Capella Education Company Annual Incentive Bonus Plan (the “Plan”) is to provide incentives to eligible management employees of Capella Education Company (the “Company”) and any subsidiary to produce a superior return to the shareholders of the Company and to encourage such eligible management employees to remain in the employ of the Company or any subsidiary.

2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

“Award” means an award payable to a Participant pursuant to Section 4 hereof.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan, provided that for any Award made to the Company’s Chief Executive Officer, the Executive Committee of the Board shall serve as the Committee.

“Covered Employee” includes all Participants whose compensation in the Performance Period for which the Award is calculated is or, in the Compensation Committee’s discretion, may be subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

“Disability” means any physical or mental incapacitation whereby a Participant is unable for a period of twelve consecutive months or for an aggregate of twelve months in any twenty-four consecutive month period to perform his or her duties for the Company or any subsidiary.

“Eligible Employee” means an individual who is regular status, works a minimum of half time (average of 40 hours per two-week pay period) and is considered a management level employee (functional leader or above) of the Company or a subsidiary thereof.

“Learner Satisfaction” refers to the specific determination of learner satisfaction as measured by a learner satisfaction survey conducted by the Company.

“Participant” means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

“Performance-Based Compensation” means an Award to a Covered Employee that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

“Performance Period” means the Company’s fiscal year.

“Retirement” means, unless otherwise specified in a Participant’s Award, retirement at age 65.

3. Administration.

3.1 Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

3.2 Delegation. The Committee may delegate to the Chief Executive Officer and the Vice President of Human Resources the authority, with respect to Eligible Employees who are not executive officers of the Company, to (i) determine which such Eligible Employees will be granted Awards under the Plan, (ii) the amount and terms of Awards under the Plan for such Participants and (iii) take all other actions of the Committee, including administration and interpretation, of such Awards. Awards granted pursuant to such delegated authority shall be made consistent with the criteria established by the Committee and shall be subject to any other restrictions placed on the delegation by the Committee.

3.3 Indemnification. To the full extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

4. Awards.

4.1 Eligibility Criteria. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as it deems appropriate to participate in the Plan. Criteria that the Committee will consider when selecting Eligible Employees for participation include scope and level of responsibility, organizational impact, internal equity and external competitiveness. Awards for Eligible Employees who work less than full-time will be prorated accordingly.

4.2 Allocation of Awards. Eligible Employees selected to participate will be entitled to receive an award of bonus compensation based on the attainment of performance targets selected by the Committee and consisting of one or any combination of two or more of net revenue; stock price; market share; sales; earnings per share; return on equity; costs; operating income; net income before interest, taxes, depreciation and/or amortization; net income before or after extraordinary items; return on operating assets or levels of cost savings; earnings before taxes; net earnings; asset turnover; total shareholder return; pre-tax, pre-interest expense return on invested capital; return on incremental invested capital; free cash flow or cash flow from operations. As appropriate, any such targets may be expressed in absolute amounts, on a per share basis, as a change from preceding Performance Periods; or relative to a designated peer group or index of comparable companies. Subject to applicable regulatory restrictions, such targets may also relate to one or any combination of two or more of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance. In addition, with respect to an Award, or portion of an Award, that is not intended to qualify as Performance-Based Compensation, performance targets may include any other measures determined by the Committee, including customer satisfaction or learner success metrics (i.e. Learner Satisfaction).

4.3 Maximum Amount of Awards. No Covered Employee shall be entitled to receive an Award for any Performance Period that exceeds $2 million.

4.4 Adjustments. At any time during the Performance Period, the Committee may amend the targets for a Performance Period to reflect material adjustments in or changes to the Company’s policies, to reflect material Company changes such as mergers or acquisitions, and to reflect such other events having a material impact on the targets, provided that no such adjustment shall be made to an Award intended to qualify as Performance-Based Compensation if the effect of such adjustment would be to cause the Award to fail to qualify as Performance-Based Compensation. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including a Participant’s failure to perform his/her day-to-day job in a satisfactory manner after the Company has provided reasonable notice of such failure, or changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, Disability, Retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

4.5 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.5, provided that payment shall be made no later than two and a half months after the Performance Period.

5. Effective Date of the Plan. The Plan shall become effective as of January 1, 2009; provided that this Plan is approved and ratified by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy on this matter at a meeting of the shareholders of the Company no later than December 31, 2008 and that the affirmative vote is of a majority of the minimum number of outstanding shares of Common Stock of the Company necessary to constitute a quorum for the transaction of business at the meeting. The Plan shall remain in effect until it has been terminated pursuant to Section 9.

6. Termination of Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause. In the event any Participant ceases to be an employee for any reason other than Disability or Retirement during any Performance Period in which he/she is participating in the Plan or prior to payment of an Award for a Performance Period, he/she will not be eligible to receive any payment under an Award for such Performance Period unless otherwise provided for in the Company’s Senior Executive Severance Plan or Executive Severance Plan, as applicable and as in effect from time to time, in which case the payment of any Award shall be determined, adjusted and made in accordance with the Company’s Senior Executive Severance Plan or Executive Severance Plan, as applicable. Participants whose employment terminates due to Disability or Retirement during the Performance Period will be eligible to receive a prorated portion (based on the number of days during the Performance Period when the Participant was employed, divided by the total number of days in the Performance Period) of any payment under the Award, if earned, when payments are made to other Participants under the Plan.

7. New Hires; Promotions. New hires must commence employment as an Eligible Employee no later than October 1 of the Performance Period to be eligible to be considered a Participant for that Performance Period, and individual Awards for the Performance Period will be prorated from the date of hire. Employees must be promoted to being an Eligible

Employee no later than October 1 of the Performance Period to be eligible to be considered a Participant in the Plan during that Performance Period, and individual Awards for the Performance Period will be prorated from the date of promotion. Notwithstanding the foregoing, no Award that is intended to qualify as Performance-Based Compensation shall be made to any new hire or promoted Eligible Employee unless expressly approved by the Committee in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder.

8. Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

9. Amendment, Modification and Termination of the Plan. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

10. Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its direct or indirect subsidiaries.

11. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

12. Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

Approved by shareholders: May 13, 2008